Exhibit 99.1

Charlotte Business Journal

Family Dollar CEO Howard Levine talks Dollar Tree deal, company’s future

By Jennifer Thomas

30 July 2014

Family Dollar CEO Howard Levine wants to set the record straight.

After months of speculation about what was happening behind the scenes at the Matthews-based discount retailer, Levine sat down with the Charlotte Business Journal Wednesday morning to share his view on the future of Family Dollar Stores Inc. (NYSE:FDO).

On Monday, Dollar Tree Inc. (NASDAQ:DLTR) announced it would acquire Family Dollar for $8.5 billion.

That deal is expected to close in early 2015.

For Levine, the announcement caps months of negotiations — done without so much as a rumor of Dollar Tree’s interest. It also reduces pressure from activist investors such as billionaire Carl Icahn, who has been calling for immediate sale of the company.

It provides an opportunity to clarify what’s been happening behind the scenes as well.

“Despite some of the external publicity and critique, our board stayed steadfast on the right thing and that was determining what was the right thing for all of our shareholders,” Levine said in his interview with the CBJ on Wednesday.

Following are edited excerpts from that conversation:

How did Family Dollar get here?

It’s been a long process, no question about it. I think the best way is to probably go back in time a little bit. Our board back in the winter began a review, along with our advisers, of different opportunities, alternatives and compared those to our stand-alone strategic plan. That’s a huge responsibility. Then in March, we actually began conversations with Dollar Tree. Bob (Sasser), their CEO, called. We sat down and talked and really hit it off. We just kept going.

Was that call unexpected?

I wouldn’t say it’s unexpected. There’s not many things that surprise me anymore. We’ve met before, but we didn’t know each other well. I remember saying to myself, ‘I think we were similar in the way we were brought up and the way we think about the retail business.’ He’s a retailer through and through, cares a lot about the customer, cares a lot about people, wants to do the right thing for his teams, wants to drive shareholder value. I check all those boxes off as well. I think with the chemistry and whatnot it is very positive. It got us excited. We still didn’t know. It’s got to be the right thing for our shareholders, again, and his as well. One thing that was surprising was all the details involved that you have to go through when you put together a merger agreement. It’s pretty overwhelming.

Why now, given all the steps you’ve taken to position Family Dollar for the future?

There’s nothing magical about now, other than the fact of where we are as a company. Where the business is. Where the economy is. When you look at retail over the next five years, or in the nearer term, even shorter than that, the opportunity to consolidate and be a stronger company and being a more competitive company is very desirable to us and to Dollar Tree as well. We had an offer made to us back in 2011, and the same process actually occurred back then. Our board had to evaluate that potential offer against what our stand-alone business plan was. It was determined that we had a better stand-alone plan, and we were going to execute that and continue to deliver value to shareholders that way. As time has evolved and things have changed, we weren’t happy with our performance, as we’ve talked about over the past several quarters. The Dollar Tree situation came up, and it seemed like the timing was more appropriate. I think it’s a great deal just from a share-price perspective.

Why not consider going it alone this time?

That was clearly a choice. With a lot of thought and a lot of analysis and conversation, debate and discussion, we felt this was the best situation when we compared it to the other choices and options out there. At the end of the day, when we sit back and think about it, our responsibility was to do the right thing for shareholders, but it’s going to end up being good for the customer and I think for our team members as well.

Did Carl Icahn play a role in this decision?

I know Carl did take credit for it already. I don’t lose sleep over that. I know, our board knows, and even Carl knows now this was started months before. Obviously, Carl got into this in the first week of June. We could never close a deal this complex in about 60 days. So, I’m not upset with that situation. He’s a shareholder, and he’s made some money on it. I like when shareholders make money.

Is this a bittersweet moment for you? Your father, Leon Levine, opened the first Family Dollar store in 1959.

It’s a transition. It’s a different path forward. To our pleasant surprise, the Family Dollar brand will continue and continue to prosper. At the end of the day, it will be different people. Different shareholders. But to sit back and say you can still have the Family Dollar brand out there is very comforting.

What was that conversation like with your father?

It wasn’t hard at all. He’s been 100 percent supportive. He’s been in my shoes before and clearly understands some of the decisions you have to make. I think he’s been nothing but supportive.

What makes Dollar Tree a good fit?

These two companies have complementary strategies. That’s what’s so good about this from Charlotte’s perspective also. (Dollar Tree is) a single price-point operation, which is a different merchandising strategy than a multi-price point. The assortment is different. The merchandising team, our store operations team, our supporting functions are going to be necessary to continue to execute and drive those different strategies over time. It’s meaningful and a good thing for our community here, because we will still have a significant presence in the community. Our primary objective and goal through this whole thing was we had to do the right thing for our shareholders. The fact that we were able to do that and put together a deal with complementary strategies, the fallout of that is still very positive from the local community standpoint. Both names will continue and grow. I think that’s the other exciting part of this. Both companies and both names will still have a very bright future in the retail landscape.

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